SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): January 24, 2003
                                                 ------------------------------


                        The Stanley Works
-------------------------------------------------------------------------------
         (Exact name of registrant as specified in charter)


  Connecticut                  1-5224                          06-0548860
----------------          ----------------                    -----------------
(State or other             (Commission                     (IRS Employer
jurisdiction of             File Number)                    Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
-------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code: (860) 225-5111
                                                    ---------------------------



                         Not Applicable
-------------------------------------------------------------------------------
   (Former name or former address, if changed since last report)




                       Exhibit Index is located on Page 3



                                 Page 1 of 12 Pages

         Item 7.           Financial Statements and Exhibits.

           (c) 20(i)       Press Release dated January 24, 2003 announcing
                           fourth quarter 2002 results.

           (c) 20(ii)      Cautionary Statements relating to forward
                           looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.


         Item 9.           Regulation FD Disclosure.

                           In a press release attached to this 8-K, the company provided earnings guidance for the first quarter of 2003 and the full year 2003 and commentary regarding operating margin expectations. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed earnings guidance and commentary regarding operating margin expectations.





                                 Page 2 of 12 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           THE STANLEY WORKS



Date: January 24, 2003     By: /s/ Bruce H. Beatt
      ----------------     ---------------------------------
                           Name:   Bruce H. Beatt
                           Title:  Vice President, General
                                   Counsel and Secretary




                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated January 24, 2003



                               Exhibit No.   Page
                              -----------    ------

                                20(i)          4

                                20(ii)         11












                                 Page 3 of 12 Pages

                                                                   Exhibit 20(i)

FOR IMMEDIATE RELEASE

Stanley Works Reports Fourth Quarter Results

Full-Year Free Cash Flow Before Dividends Of $235 Million Up 58% Over Prior Year

New Britain, Connecticut, January 24, 2003. . . The Stanley Works (NYSE: SWK) announced that fourth quarter 2002 net income was $22 million (25 cents per fully-diluted share), consistent with company estimates of 24-27 cents provided on January 17. As previously reported, the current quarter's results included pre-tax, non-cash charges totaling $22 million, or 17 cents per fully diluted share. Aside from such charges, earnings per fully diluted share were 42 cents, consistent with company estimates of 41-44 cents provided on January 17.

Net sales were $662 million, up 3% over last year. Sales were reduced by $7 million in the fourth quarter of 2002 and $4 million in 2001 as cooperative advertising expenses were reclassified out of selling, general and administrative expenses into net sales, as required by EITF 00-25. Exclusive of the effects of the Best Access Systems acquisition, sales declined 1%, with consumer businesses up a low-single digit percent and industrial / commercial revenues, given depressed market conditions, down a low-single digit percent.

Gross margin, aside from special charges discussed below, was 31.0% versus 34.2% last year. The Mechanics Tools and Mac Tools gross margin rate problems experienced in the third quarter improved sequentially, but sales declines in Mac Tools continued to weigh down overall performance. In addition, and as discussed in the company's January 17 press release, several other businesses, including Hand Tools and Fastening Systems, under-performed profit expectations, more than offsetting those sequential rate gains.

Selling, general and administrative ("SG&A") expenses of $142 million (21.5% of sales) were $9 million or 70 basis points above fourth quarter 2001 levels, exclusive of one-time charges, reflecting primarily the inclusion of Best Access Systems' expenses. Resulting operating margin was 9.6%, down 380 basis points from 13.4% last year, aside from special charges.

                               Page 4 of 12 Pages

Tools sales decreased 1% to $483 million, as strong sales of hand tools into the U.S. retail markets were offset by weak demand for industrial and Mac tools. Operating margin was 8.8% versus 12.7% (exclusive of special charges) reflecting reduced sales and lower than expected productivity savings.

Doors sales increased 16% to $179 million. Organic sales declined 4%, as Door Systems weakness more than offset double-digit growth in Access Technologies. Door Systems sales were adversely affected by the previously announced loss of business in one region of a major retail customer. Operating margin decreased to 11.7% versus 15.6% last year, reflecting lower sales and the impact of a legal settlement.

Net interest increased to $7.4 million versus $4.8 million in the fourth quarter last year due to funding of the Best Access Systems acquisition. Other net expenses decreased to $2.9 million, exclusive of special charges, versus $6.9 million in the fourth quarter last year, due primarily to the exclusion of goodwill amortization in 2002 and net favorable impact of an environmental insurance settlement and certain environmental charges.

As indicated on January 17, higher estimates were established for loss provisions and for specific impaired manufacturing equipment. The company recorded non-cash special charges totaling $22 million, or 17 cents per fully-diluted share. These charges include: (1) a reassessment of Mac Direct inventory and accounts receivable valuations as a result of a new retail control system just implemented; (2) an inventory valuation adjustment in the Fastening Systems business associated with recent cost estimation process improvements; and (3) impairment of certain fixed assets related primarily to the Wichita Falls and Dallas plant consolidation.

Operating cash flow was $81 million versus $118 million in the fourth quarter a year ago, and free cash flow before dividends (cash from operations less capital expenditures) was $69 million versus $101 million in the fourth quarter a year ago. Both operating and free cash flow included $31 million of expected income tax payments made in the fourth quarter related to the net cash receipt (after payment of excise taxes) of $69 million in the third quarter from the final settlement upon termination of a defined benefit plan.

For the full year 2002 sales of $2,594 million were less than 1% lower than 2001. Organic sales, aside from acquisitions, decreased 2%. Net income was $189 million, or $2.14 per fully-diluted share, versus $158 million or $1.81 per share in 2001. Exclusive of special charges and credits, net income was $204 million versus $202 million last year, and earnings per fully-diluted share of $2.31 were flat.

                               Page 5 of 12 Pages

Operating  cash flow for 2002 was $289  million  versus $222 million a year ago;
and free cash flow before dividends (cash from operations less capital expenditures) was $235 million versus $149 million last year. These are increases of 30% and 58%, respectively.

The company's debt increased by $350 million upon the November issuance of five-year and ten-year notes to finance the Best Access Systems acquisition. In addition, fourth-quarter payments reduced debt by $81 million. Ending debt to capital was 42%.

The company reiterated its recent earnings guidance. First quarter 2003 earnings per fully-diluted share are expected to be in the range of 44-46 cents and full-year 2003 earnings per fully diluted share are expected to grow by a low double-digit percentage over the $2.31 (exclusive of special charges) earned in 2002. Operating margins are expected to achieve previous high levels of 14-15% in the third quarter of 2003.

The company has scheduled a conference call with investors for 2pm EDT this afternoon to discuss the matters detailed above. The call is accessible by telephone at (800) 267-8424 and from outside the U.S. at (706) 634-0695; also, via the Internet at www.stanleyworks.com by selecting "Investor Relations". A replay will also be available two hours after the call and can be accessed at 800-642-1687 by entering the conference identification number 7028841.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact: Gerry Gould, Vice President - Investor Relations at (860) 827-3833
                                       ggould@ stanleyworks.com

The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases". This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com.


                               Page 6 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                    Fourth Quarter      Year-to-Date
                                    ---------------    --------------
                                     2002     2001      2002   2001

NET SALES                          $ 662.2 $ 642.0* $2,593.5 $ 2,606.6*

COSTS AND EXPENSES
  Cost of sales                      469.9   428.7   1,752.8   1,701.3
  Selling, general
    and administrative               143.8   133.5*    547.2     575.9*
  Interest - net                       7.4     4.8      24.5      25.6
  Other - net                         10.3     6.9      (9.1)     (5.3)
  Restructuring charge                 -      54.1       -        72.4
                                   -------- -------- --------  --------
                                     631.4   628.0   2,315.4   2,369.9
                                   -------- -------- --------  --------

EARNINGS BEFORE INCOME TAXES          30.8    14.0      278.1     236.7
  Income taxes                         8.9     7.5       89.3      78.4
                                       ---     ---       ----      ----
NET EARNINGS                        $ 21.9 $   6.5   $  188.8   $ 158.3
                                    ====== =======   ========   =======

NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                             $ 0.25 $  0.08   $  2.18    $ 1.85
                                    ====== =======   =======    ======

  Diluted                           $ 0.25 $  0.07   $  2.14    $ 1.81
                                    ====== =======   =======    ======

DIVIDENDS PER SHARE                 $ 0.26 $  0.24   $  0.99    $ 0.94
                                    ====== =======   =======    ======

AVERAGE SHARES OUTSTANDING (in thousands)

     Basic                           87,906   85,811   86,453    85,761
                                     ======   ======   ======    ======

     Diluted                         89,007   87,748   88,246    87,467
                                     ======   ======   ======    ======

*In January  2002 the company  adopted  Emerging  Issues Task Force (EITF) Issue
Number 00- 25 "Vendor Income  Statement  Characterization  of Consideration to a
Purchaser of the Vendor's Products or Services". EITF 00-25 requires the reclassification of certain customer promotional payments previously reported in selling, general and administrative (SG&A) expenses as a reduction of revenue, and prior periods must be restated for comparability of results. Year to date
2001 Net Sales and SG&A are $17.8  million  lower and  fourth  quarter  2001 Net
Sales and SG&A are $3.6 million lower than previously published amounts, reflecting reclassification of certain cooperative advertising (co-op) expenses.


                               Page 7 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                          December 28, 2002   December 29, 2001
                                          -----------------  ------------------

ASSETS
  Cash and cash equivalents             $   121.7            $     115.2
  Accounts receivable                       548.0                  551.3
  Inventories                               414.7                  410.1
  Other current assets                       84.9                   64.8
                                             ----                   ----
    Total current assets                  1,169.3                1,141.4
                                          -------                -------
  Property, plant and equipment and
    other assets                            693.0                  678.2
  Goodwill and other intangibles            545.4                  236.1
                                            -----                  -----
                                          2,407.7            $   2,055.7
                                          =======            ===========


LIABILITIES AND SHAREOWNERS' EQUITY
     Short-term borrowings               $  149.6            $     372.4
     Accounts payable                       258.1                  247.7
     Accrued expenses                       258.9                  280.4
                                            -----                  -----
      Total current liabilities             666.6                  900.5
                                            -----                  -----
     Long-term debt                         564.3                  121.8
     Other long-term liabilities            188.9                  201.1
     Shareowners' equity                    987.9                  832.3
                                            -----                  -----
                                          2,407.7            $   2,055.7
                                          =======            ===========

The December, 2002 balance sheet is subject to change for refinement of Best acquisition purchase accounting prior to the company's 10-K filing.






                                  Page 8 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                            Fourth Quarter     Year to Date
                                          -----------------  ------------------
                                            2002     2001      2002       2001
                                          -------  --------  -------   --------
OPERATING ACTIVITIES

Net earnings                            $   21.9    $ 6.5     $ 188.8 $  158.3
Depreciation and amortization               20.3     22.1        68.8     82.9
Restructuring charges
  and asset impairments                      -       54.1         -       72.4
Other non-cash items                        49.7     42.9        42.1     17.3
Changes in working capital                  29.9     29.8         5.0    (45.5)
Changes in other operating
  assets and liabilities                   (41.3)   (37.7)      (15.8)   (63.8)
                                           -----    -----       -----    -----
Net cash provided by
  operating activities                      80.5    117.7       288.9    221.6

INVESTING AND FINANCING ACTIVITIES

Capital and software expenditures          (11.9)   (17.1)      (53.8)   (73.1)
Business acquisitions/dispositions        (321.7)     8.4      (343.6)   (69.5)
Cash dividends on common stock             (22.8)   (20.6)      (85.6)   (80.5)
Other net investing and
  financing activity                       265.0   (125.4)      200.6     23.1
                                           -----   ------       -----     ----
Net cash used in investing and
  financing activities                     (91.4)  (154.7)     (282.4)  (200.0)


Increase (Decrease) in Cash
 and Cash Equivalents                      (10.9)   (37.0)       6.5      21.6

Cash and Cash Equivalents,
 Beginning of Period                       132.6    152.2      115.2      93.6
                                           -----    -----      -----      ----

Cash and Cash Equivalents,
 End of Period                             121.7    115.2      121.7     115.2
                                           =====    =====      =====     =====





                                  Page 9 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

                                      Fourth Quarter        Year to Date
                                    ------------------   -----------------
                                      2002      2001        2002    2001
                                    --------   -------   --------  -------
BUSINESS SEGMENTS
Net Sales
   Tools                            $ 483.1    $ 487.9   $ 1,954.6  $2,007.9
   Doors                              179.1      154.1       638.9     598.7
                                      -----      -----      -----     -----
   Consolidated                     $ 662.2    $ 642.0   $ 2,593.5  $2,606.6
                                     =======     =====     =======   =======


Operating Profit
   Tools                            $  27.5    $  60.4   $   206.4  $ 265.6
   Doors                               21.0       19.4        87.1     63.8
                                       ----       ----        ----     ----
   Consolidated                     $  48.5    $  79.8   $   293.5  $ 329.4
                                    =======    =======   =========  =======




                                  Page 10 of 12 Pages

                                                                 Exhibit 20 (ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to (i) deliver first quarter 2003 earnings in the range of $.44-.46 per fully diluted share; (ii) deliver 2003 earnings per fully diluted share growth by a low double-digit percentage over the $2.31 (exclusive of special charges) 2002 earnings levels; and (iii) deliver operating margins of 14-15% in the third quarter of 2003 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions, continued improvement in the payment terms under which the company buys and sells goods, materials and product, the success of planned migrations to low-cost countries and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues and operating margins is dependent upon a number of factors, including (i) the success of the company's efforts to redress production problems in its Mechanics Tools business; (ii) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives; (iii) the success of The Home Depot and Wal-Mart programs and of other initiatives to increase retail sell through and stimulate demand for the company's products; (iv) the success of recruiting programs and other efforts to deliver positive overall Mac Tools truck count versus the prior year and the successful unwinding of the Mac Direct element of the business; (v) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (vi) the ability of the company to fulfill demand for its products; (vii) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (viii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products; and (ix) the successful integration of Best Access Systems and other recent acquisitions with existing businesses of the company, and the achievement of the sales plan for the combined businesses.




                               Page 11 of 12 Pages

The company's ability to deliver inventory reductions and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed in 2003. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to maintain or improve its current tax rate, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, inventory management pressures on the company's customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company's debt program, the impact of events that cause or may cause disruption in the company's distribution and sales networks such as the recent closure of ports on the West Coast, the events of September 11, 2001, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.


















                               Page 12 of 12 Pages